Exhibit B.14.2
















BY-LAWS


HOLYOKE WATER POWER COMPANY





















                                             Amended

                                             December 17, 1958
                                             December 14, 1967
                                             March 28, 1973
                                             March 1, 1982
                                             February 11, 1998


     HOLYOKE WATER POWER COMPANY


     BY-LAWS




SECTION 1

          The officers of the Corporation shall be a President, one or more Vice Presidents, Clerk, one or more Assistant Clerks, Secretary, Treasurer and one or more Assistant Treasurers, all of whom, except the President and Vice Presidents, shall be chosen at the annual meeting of the Stockholders and shall hold their offices until others are chosen and qualified.

          The President shall be elected by ballot annually, by and from the Board of Directors.

          A Vice President may be elected annually by and from the Board of Directors.

          In case of a vacancy occurring in the office of President, the Directors shall be and they hereby are empowered to fill any such vacancy, until the next meeting of the stockholders and until a choice is made by them to fill the same.

          The business, property and affairs of the Company shall be managed by a Board of not less than three nor more than sixteen Directors. Within these limits, the number of positions on the Board of Directors for any year shall be the number fixed by resolution of the shareholders or of the Board of Directors, or, in the absence of such a resolution, shall be the number of Directors elected at the preceding annual Meeting of Shareholders. The Directors so elected shall continue in office until their successors have been elected and qualified.

          The Directors are authorized to fill any vacancies which may occur in the Board, to hold office until the next annual election.

SECTION 2

          The President shall preside at all the meetings of the Stockholders and of the Directors.

          The Vice President shall discharge the duties of the President whenever by reason of death, absence or other cause they cannot be discharged by the President.


SECTION 3

          The Clerk shall notify all meetings of the stockholders and of the Directors and shall attend the same and keep a record of the proceedings of each in a separate book and shall perform all the duties of the office of Clerk. The Assistant Clerk shall perform the duties of office of Clerk in the absence of the Clerk or in the event of the inability of the Clerk to perform the duties of the office, or at the request of the Clerk. In case of the absence from any meeting of the Clerk, and the Assistant Clerk, a Clerk Pro Tempore shall be chosen, who shall for such meeting perform the duties of the office of Clerk.

SECTION 4

          The Treasurer shall give a bond for the faithful performance of his duties in the sum of twenty thousand dollars either with the Fidelity and Casualty Company, as at present, or with some other surety company authorized to do business in the Commonwealth of Massachusetts, as surety. He shall collect all assessments, and keep a regular account of his receipts and disbursements, which shall at all times be open to the inspection of the Directors.

          The Assistant Treasurers shall discharge the duties of the Treasurer whenever by reason of death, absence or other cause, they cannot be discharged by the Treasurer, provided however, that all checks, except for the payment of dividends, shall also be countersigned by the President or a Vice President except as otherwise ordered by the Board of Directors.

ACTION OF THE BOARD OF DIRECTORS                  October 23, 1936

          VOTED: That authority be and it is hereby given to the Assistant Treasurers to sign checks drawn upon the bank deposits of the Company for the payment of payroll and other ordinary operating expenses.

SECTION 5

          The Directors may call meetings of their Board in such manner as they shall prescribe. One-third of the directors then in office shall constitute a quorum, except that no quorum shall consist of less than two Directors. A number less than a quorum may adjourn from time to time until a quorum is present. In the event of such an adjournment, notice of the adjourned meeting shall be given to all Directors.

          The Directors shall have power to purchase, and sell or lease land, etc., water power or other property, and to manage the same in such manner as they may deem expedient. They shall have power to appoint agents, and to remove them from office; to appoint a clerk or a treasurer protempore in case of vacancy, or absence; to fix salaries and compensations for all the officers and agents employed by the Company; to declare dividends, to call meetings of the Corporation; to instruct the agents and other officers and regulate and control their doings; and to exercise a general superintendence and control over the affairs of the Corporation in carrying out the objects of the Company, as authorized by the Act of Incorporation.

SECTION 6

     The Annual Meeting of Stockholders for the election of directors and for the transaction of such other business as may properly be brought before the meeting shall be held in such place and on such day and hour in the months of January, February, March, April, May or June in each year as shall be fixed by the Board of Directors, or failing action by the Board, by the President, and designated in the call or on any subsequent time or day to which such meeting may be adjourned. In the event that no date for the annual meeting is established or said meeting has not been held on the date so fixed or determined, a special meeting in lieu of the annual meeting may be held with all of the force and effect of an annual meeting.

SECTION 7

     Special meetings of the Stockholders may be called by the President or by the Directors, and shall be called by the Clerk, or in case of the death, absence, incapacity or refusal of the Clerk, by any other officer, upon written application of any stockholder or stockholders who are entitled to vote and who hold at least ten percent of the capital stock, stating the time, place and purpose of the meeting.

SECTION 8

          Seven days notice of the meetings of the Stockholders shall be given by the Clerk to each Stockholder; and the putting into the Post Office a letter addressed to each Stockholder, containing such notice at least seven days before the day of meeting, shall be deemed a legal notice of such meeting and the certificate of the Clerk on the records shall be competent evidence thereof.

SECTION 9

          At any such meetings, business of all kinds may be transacted, although not specified in the notifications therefor.

SECTION 10

          Each share shall entitle the proprietor to one vote.

SECTION 11

          Absent Stockholders may vote by proxy, a written power therefor being filed with the Clerk.

SECTION 12

          Persons representing one-quarter part of the stock of the Company at the time being, shall constitute a quorum for the transaction of business.


SECTION 13

     Any action required or permitted to be taken at any meeting of the stockholders may be taken without a meeting if all stockholders entitled to vote on the matter consent to the action in writing and the written consents are filed with the records of the meetings of stockholders. Such consents shall be treated for all purposes as a vote at a meeting.

SECTION 14

          Certificates of stock shall be in such form, and shall be transferred upon the books of the Corporation in such manner as the Board of Directors shall direct, and each certificate shall express on its face, its number of shares for which, and the person to whom it is issued.

SECTION 15

          The Seal of the Corporation shall be a circle with with words Holyoke Water Power Company around the same, and the date of the Act of Incorporation in the center.

SECTION 16

          A meeting of the Directors of the Company shall be held each year on the day and immediately after the adjournment of the annual meeting of the Company and those Directors present at such meeting shall constitute a quorum for the organization and election of officers for the ensuing year.


SECTION 17

          The Company shall indemnify each of its Directors and officers (including persons who serve at its request as Directors, officers, or in any other similar capacity of another organization in which it has any interest as a shareholder, creditor or otherwise) against all liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees, reasonably incurred by him in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, in which he may be involved or with which he may be threatened, while in office or thereafter, by reason of his being or having been such a director or officer, except with respect to any matter as to which he shall have been adjudicated in such action, suit or proceeding not to have acted in good faith in the reasonable belief that his action was in the best interests of the corporation; provided, however, that as to any matter disposed of by a compromise payment by such Director or officer pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless such compromise shall be approved as in the best interests of the corporation, after notice that it involves such indemnification, (a) by a disinterested majority of the directors then in office; or (b) by a majority of the disinterested directors then in office, provided that there has been obtained an opinion in writing of independent legal counsel to the effect that such director or officer appears to have acted in good faith in the reasonable belief that his action was in the best interests of the corporation; or (c) by the holders of majority of the outstanding stock at the time entitled to vote for Directors, voting as a single class, exclusive of any stock owned by an interested Director or officer. In discharging his duty any such Director or officer, when acting in good faith, may rely upon the books of account of the corporation or of such other organization, reports made to the corporation or to such other organization by any of its officers or employees or by counsel, accountants, appraisers or other experts selected with reasonable care by the Board of Directors or officers, or upon other records of the corporation or of such other organization. Expenses incurred with respect to any such action, suit or proceeding may be advanced by the corporation prior to the final disposition of such action, suit or proceeding, upon receipt of an undertaking by or on behalf of the recipient to repay such amount unless it is ultimately determined that he is entitled to indemnification. The right of indemnification hereby provided shall not be exclusive of or affect any other right to which any Director or officer may be entitled. As used in this paragraph, the terms "Director" and "officer" include their respective heirs, executors and administrators, and an "interested" Director or officer is one against whom in such capacity the proceedings in question or another proceeding on the same or similar grounds is then pending. Nothing contained in this Article shall affect any rights to indemnification.